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                                                                    EXHIBIT 21.1



                                 LIST OF SUBSIDIARIES
                 (AFTER GIVING EFFECT TO REORGANIZATION TRANSACTIONS)



Karrington Health, Inc. ("KHI")

    -    DevelopMed Associates, Inc. ("DMA") (an Ohio corporation owned
         100% by KHI)

    -    JMAC Properties, Inc. ("JMAC") (an Ohio corporation owned 100% by
         KHI)

         - Karrington Operating Company ("KOC") (an Ohio general partnership owned 100% by DMA and JMAC) (d/b/a Karrington Communities)

              - DevelopMed of Bexley Limited Partnership (d/b/a Karrington of Bexley)*

              - DevelopMed of Arlington Limited Partnership (d/b/a Karrington on the Scioto)*

              - DevelopMed of Worthington Limited Partnership (d/b/a Karrington at Tucker Creek)*

              - Karrington Acquisition, Inc. (an Ohio corporation owned 100% by KOC)

              *Each an Ohio limited partnership owned 100% by KOC and JMAC